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                                                                   Exhibit 10.27



                              PURCHASING AGREEMENT
                                     BETWEEN
                                   GATEWAY AND
                                    RENT-WAY

         This Purchasing Agreement ("Agreement") is made this 28 day of April, 2000 ("the Effective Date), between Gateway Companies, Inc., a Delaware corporation, acting through its Gateway Business division with principal offices at 26110 Enterprise Way, Lake Forest CA 92630 ("Gateway"), and Rent-Way Inc., a Pennsylvania corporation ("Rent-Way"), with its principal place of business at One Rent-Way Place, Erie, Pennsylvania 16505.

         WHEREAS, Gateway will purchase $7 Million of Rent-Way common stock, subject to the common stock purchase agreement, the execution of which is contingent upon the execution of this Agreement, and

         WHEREAS, Rent-Way desires to purchase products listed on Gateway's standard Commercial Price List as well as other products which include but are not limited to software, web TV, internet access, including distribution of gateway.net, internet access appliances and devices, computer related training, application, etc. ("Computer Technology") for the internal requirements of Rent-Way stores and corporate offices, and Gateway desires to sell to Rent-Way Computer Technology which is available upon request from Gateway; and

         WHEREAS, Rent Way desires to purchase personal computers ("Customer PCs") and other Gateway computer products from Gateway for all requirements of Rent-Way's leasing/rental business, and

         WHEREAS, the parties desire to enter into this Agreement establishing the terms and conditions of the sale of Computer Technology and Customer PCs.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:

1.       SCOPE OF AGREEMENT

         1.1 For the term of this Agreement, Gateway will be the sole supplier to Rent-Way for Computer Technology for internal requirements and corporate offices of Rent-Way stores provided that the Gateway Computer Technology shall be compatible with Rent-Way's existing infrastructure, suitable for Rent-Way's internal needs, and competitively priced.

         1.2 Gateway will be the sole supplier to Rent-Way for Customer PCs and Rent-Way will purchase all of Rent-Way's requirements for Customer PCs for the initial three (3) year term of the Agreement. For each Customer PC purchased by Rent-Way, Rent-Way shall prepay Gateway for twelve (12) months of internet service provider ("ISP") service.


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2.       GENERAL OBLIGATIONS

         2.1 Gateway will display prominent interior signage provided by Gateway at the PC rental Point of Sale (P0S). Gateway may also place sales and marketing communications in the PC rental point of sale including but not limited to Gateway screensavers on all Customer PCs, start page and menu page. POS merchandising related to Gateway will have placement that is at least as prominent as Rent-Way provides to other partners.

         2.2 Rent-Way will bundle Customer PCs with ISP service, which will be provided to Rent-Way by Gateway. During the term of this Agreement, Gateway will have the exclusive right to market and sell Computer Technology in Rent-Way stores. Gateway will not enter into any business arrangement similar to that described herein in the continental United States with Rent-A-Center, Inc., Aaron Rents, Rainbow Rentals, Rent Rite, Rent Wise or Ace Rentals, ("Rent-Way Competitors") except that nothing contained herein shall preclude Gateway sales of PC to such entities for their intemal use. Gateway will use commercially reasonable efforts to negotiate a competitive rate for ISP services utilizing the AOL infrastructure and will arrange for Rent-Way senior management to meet with AOL senior management as required. The ISP price charged to Rent-Way will be no higher than nine dollars ($9.00) per month per Customer PC. Gateway will select one ISP to be offered on Customer PCs. The ISP options may include gateway.net, AOL, Compuserve, or other mutually agreed upon ISP. Gateway will work with Rent-Way to develop a solution to resetting user ID numbers for ISP as Customer PCs are returned to the Rent-Way location.

         2.3 Promptly upon execution of this Agreement, the parties shall name a representative to the Joint Operating Review Team. The Joint Operating Review Team shall meet at least once each calendar quarter (beginning with the calendar quarter ending June 30, 2000) to discuss ways to address any operational issues between the parties and to facilitate successful implementation of the transactions contemplated by this Agreement. The Joint Operating Review Team will also explore other business opportunities, including but not limited to Gateway's participation in Rent-Way kiosks at grocery stores, joint advertising, marketing and promotions, technology training at Gateway Country Stores, international opportunities, customer referral arrangements, real estate locations, and the possibility of establishing hourly PC/ISP rental stations located in Rent-Way's stores.

3.       SERVICE AND SUPPORT

         3.1 Rent-Way will use its best efforts to refurbish and service Customer PCs upon return of such equipment from customers in order to ensure the quality of the customer's experience and protect the Gateway brand and image. The warranties to be provided for Gateway Computer Technology and Customer PCs are contained in Exhibit A. (the "Warranties") Rent-Way will be purchaser of record on Customer PCs and therefore retains the rights granted to them, including the


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                 right to enforce the rights and obligations granted to
                 Rent-Way, under the Warranties. Gateway will use reasonable commercial efforts to provide any technical support required under the terms of the Warranties directly to the rental customers of Rent-Way. To facilitate the technical support requirements, Gateway and Rent-Way will work together to develop appropriate service and support levels and procedures. Gateway and Rent-Way will work together to ensure the quality of the Customer PCs and Gateway's brand and image. In the event Gateway or Rent-Way is dissatisfied with such service and support, after providing the other party notice and an opportunity to re-mediate any service and support issues, the dissatisfied party shall refer the matter to the Joint Operating Review Team for resolution.

         3.2 Each Customer PC shall include Gateway's standard consumer start-up screen, including any icons for gateway.net or other services. Rent-Way shall have the right of first refusal on the same or similar terms before Gateway will sell or offer any Rent-Way Competitor the right to display a banner ad on gateway.net or an icon on the Gateway PC start-up page.

4.       PURCHASE REQUIREMENTS

         Rent-Way will purchase or lease at least 170,000 Gateway Customer PCs by the end of 18 months from the date of execution of the Agreement. If this target is not met or Rent-Way has not achieved at least 1/3 of this target within the first 9 months following the execution date of the Agreement, Gateway will have the option to terminate the exclusivity provisions stated in Section 2 of this Agreement.

5.       EXISTING RENT-WAY COMPUTER EQUIPMENT

         Rent-Way currently owns Compaq and Dell personal computers ("PCs") which it rents to its customers. The parties will explore alternatives for disposition of this equipment including but not limited to i) the continued rental of such PCs by Rent-Way together with ISP service provided by Gateway; and ii) Gateway's purchase of these PCs at agreed upon purchase price. The parties will amend this Agreement or enter into a separate agreement to evidence their decisions regarding existing Rent-Way computer equipment.

6.       EMPLOYEES OF RENT-WAY

         Gateway and Rent-Way will assist in developing training materials and collateral support for Rent-Way employees regarding the rental of Customer PCs.

7.       PRICING AND PAYMENT

         Pricing for Computer Technology for internal use of Rent-Way stores and corporate Offices is contained within Exhibit B. The pricing for Customer PCs is contained within Exhibit C. Gateway shall invoice Rent-Way or its affiliates with payment due net thirty (30) days from the date of the invoice.


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8.       INDEMNIFICATION

         8.1 Gateway warrants that the Computer Technology and Customer PCs and any parts thereof, collectively the ("Products") shall be delivered free of any rightful claim of any third party for infringement of any United States patent, copyright, or trademark or other intellectual property right. Gateway shall indemnify and defend Rent-Way from any and all claims, suits, damages, costs, expenses or liabilities, including, without limitations, reasonable fees and expenses of attorneys and other professionals, actually incurred by Rent-Way as a result of any United States claim of infringement by a third party. In the event that the Products, or part thereof, are held to constitute an infringement and the use for the intended purposes of the Products or part is enjoined, Gateway shall, at its expense and sole option, either procure for Rent-Way the right to continue using the Products or part; or replace same with non-infringing Products or part; or modify same so it becomes non-infringing; or remove the Products or part and refund the Product purchase price (less reasonable depreciation and/or amortization). Gateway assumes no responsibility or liability under this Section 8.1 for (a) any product or part not supplied by it; (b) for any Product or part supplied by it which has been changed, modified, adapted or refitted without the express written authorization of Gateway; (c) any Product or part not within Gateway's standard inventory, but purchased by Gateway at the specific direction of Rent-Way; (d) any Product or part manufactured to Rent-Way's design or (e) any claim of infringement arising from the use of any Product in conjunction with any other products as a combination not furnished by Gateway. THIS INDEMNITY IS GATEWAY'S SOLE LIABILITY AND RENT-WAY'S SOLE REMEDY FOR INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR TRADE SECRET.

         8.2 Gateway shall indemnify and defend Rent-Way from any and all claims, suits, damages, costs, expenses or liabilities, including, without limitation, reasonable fees and expenses of attorneys and other professionals actually incurred by Rent-Way arising out of or related to the death or injury to any person or damage to tangible property which is the result of Gateway's negligence.

         8.3 Rent-Way shall indemnify and defend Gateway from any and all damages, costs, expenses or liabilities, including, without limitation, reasonable fees and expenses of attorneys and other professionals, actually incurred by Gateway arising out of or relating to (i) misrepresentation, or breach of warranty or covenant by Rent-Way under this Agreement, (ii) any actual or alleged act or omission of Rent-Way related to its performance of its obligations,(iii) acts or alleged acts of Rent-Way's rental/leasing clients using Customer PCs (iv) death or injury to any person or damage to any tangible property which is the result of (a) any Products or part not supplied by Gateway, (b) any Products or part supplied by Gateway which has been changed, modified, adapted or refitted without the express written authorization of Gateway, (c) any Products or part not within Gateway's standard inventory, but purchased by Gateway at the specific direction of Rent-Way, (d) any Products or part manufactured to Rent-Way's design, or (e) any claim of infringement arising from the use of any Products in conjunction with any other products as a combination not furnished by Gateway.

         8.4     Notice of Claim, Right to Control Defense.

                 a) If an indemnified party receives notice of the assertion of a claim, the commencement of a suit, action or proceeding, or the imposition of any


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                          penalty or assessment by a third party as set forth in
                          Sections 8.1, 8.2 and 8.3 above (collectively "Third Party Claim") and the indemnified party intends to seek indemnification, then the indemnified party shall promptly give written notice to the indemnifying party of the Third Party Claim, but in any event within seven (7) days of the Third Party Claim. The failure by an indemnified party to notify the indemnifying party of a Third Party Claim will not relieve the indemnifying party of any indemnification responsibility under this Section 8, except to the extent the failure, if any, to provide the notice materially prejudices the ability of the indemnifying party to defend the Third Party Claim.

                 b) Upon receipt of written notice of a Third Party Claim and written acknowledgment of responsibility with respect to its indemnification obligations, the indemnifying party shall have the right to exclusively control the defense, compromise or settlement with its own counsel and at its own expense. The indemnified party will be entitled (at the indemnified party's expense) to participate in the defense of any Third Party Claim with its own counsel.

                 c) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with Section 8, the indemnified party shall have the right to control the defense or settlement of a Third Party Claim with counsel of its own choosing; provided, however, that the indemnified party shall not settle or compromise any Third Party Claim without the indemnifying party's prior written consent which consent shall not be unreasonable withheld or delayed.

         8.5 Any damage, loss, injury, cost or expense indemnified against in this Section 8 shall be for actual, out-of-pocket costs of the indemnified party and shall not include any amount representing loss of profit or loss of business or special, indirect, consequential or punitive damages to the indemnified party of any nature whatsoever.

         8.6 No party to this Agreement shall be required to defend or indemnify any other party under this Section 8, if the damage, loss, injury, cost or expense is finally adjudged to have been caused by the indemnified party's own negligence or willful misconduct.

9.       TERM

         The term ("Term") of this Agreement shall be for three (3) years from the date of this Agreement and may be renewable for additional three-year terms if either party gives a notice of intent to renew at least 90 days before the expiration of a term and the other party does not indicate its unwillingness to renew the agreement within 30 days of receipt of a renewal notice from the other party.

10.      TERMINATION

         Either party will have the right to terminate the Agreement in the event of: (i) a material breach by the other party, an example of which is the price of ISP service rising above $9.00 per month per Customer PC, which is not cured within 30 days of receipt of notice thereof;



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(ii) bankruptcy of the other party, (iii) the Parties fail to resolve any material service and support issue after referral to the Joint Operating Team, or (iv) the parties are unable to resolve any material issue regarding pricing or warranties after reasonable efforts toward resolution are conducted in accordance with the dispute resolution provision of Section 17.1. Gateway will have the right to terminate the Agreement in the event of a change in control of Rent-Way.

11.      CONFIDENTIALITY

         Each party agrees and covenants that it will keep in confidence and prevent the acquisition, disclosure, use or misappropriation by any person or persons of all types of and/or quantities of components, types of systems, new Products development, technical information, data, formulas, patterns, compilations, programs, devices, methods, techniques, marketing plans, business procedures, customer and supplier lists, agreements with any suppliers, techniques or know-how, processes or other proprietary or confidential or intellectual proprietary information received in writing (hereafter "Confidential Information") which is received from or concerns the other party; provided, however, that neither party shall be liable for disclosure of any Confidential Information if the same is disclosed with the prior written approval of the other party or is otherwise publicly available. Each party agrees that if it breaches this confidentiality covenant, the other party shall suffer irreparable injury and shall be entitled immediately to a temporary and permanent injunction.

12.      FORCE MAJEURE

         In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement, except for payment, due to any Act of God, fire, casualty, flood, war, strike, lockout, epidemic, destruction of the production facilities, riot, insurrection, production material or personnel unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used reasonable efforts to mitigate its effects and given prompt written notice to the other party, its performance shall be excused, and the time for performance shall be extended for the period of delay or inability to perform due to such occurrences.

13.      COMMUNICATIONS

         Any notice, request, consent or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties (and to the persons to whom copies shall be sent), or (c) when a confirmation of proper transmission has been printed if sent by fax or telegram (but only if followed up by prompt confirmation by personal delivery or mail in accordance with the foregoing clauses), at the respective addresses of the parties set forth below:


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If to Rent-Way:                              If to Gateway:
---------------                              --------------
Rent-Way Inc.                                Gateway Companies, Inc.
One Rent-Way Place                           26110 Enterprise Way
Erie, Pennsylvania 15605                     Lake Forest, CA 92630 LF-04
Attn:                                        Attn: Chris Kastner
William J. Morgenstern,                      Contract Manager
Chairman and Chief Executive                 (phone) 949-609-4420
      (phone) (814) 461-5241
                                             949-609-4362 (fax)
                                             chris.kastner~gateway.COm




14.      WAIVER

         Failure of either party to enforce at any time, or for any period of time, any provision of this Agreement, shall not constitute a waiver of that provision or in any way affect the validity of this Agreement.

15.      INDEPENDENT CONTRACTOR

         The parties to this Agreement are independent contractors and are in no way the other party's legal representative, or agent. Neither party under any circumstances shall be deemed to be the agent or representative of the other party, nor shall either party have the right to enter into any contracts or commitments in the name of the other party or otherwise to bind or commit the other party.

16.      SURVIVAL OF OBLIGATIONS

         Upon termination of this Agreement pursuant to Section 10, the parties shall have no further rights and obligations under this Agreement, except with respect to Sections, 8, 11, 13, 14, 15, 16, 17 and 18 which shall survive the termination of this Agreement.

17.      DISPUTE RESOLUTION

         17.1 All disputes arising out of or in connection with this Agreement shall be handled as follows. A representative of the party who raises the dispute will notify the other party's representative in writing of the dispute, and the non-complaining party will exercise good faith efforts to resolve the matter by mutual agreement as expeditiously as possible within ten (10) business days. Failing such resolution, the matter will be submitted to a senior manager of each party for resolution by mutual agreement as expeditiously as possible within ten (10) business days. Failing such resolution, the matter will be submitted to an executive officer of each party for resolution by mutual agreement as expeditiously as possible within thirty (30) calendar days.


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         17.2 Failing resolution by the parties' executive officers, the dispute shall be submitted to arbitration in accordance with the provisions contained in
Section 9, Dispute Resolution, of the then-current Gateway(TM) Business Products Limited Warranty and Terms & Conditions Agreement, (4/00) (documents #8506156 and #8505198) attached hereto as Exhibit A.

         17.3 Notwithstanding the foregoing procedures, each party shall have the right to seek immediate injunctive or other judicial relief against or from any ongoing or impending injury or damage which the foregoing dispute resolution procedure would not reasonably- avoid.

18.      COMPLETE AGREEMENT

         This Agreement, together with Exhibits A, B, and C and the common stock purchase agreement referred to in the recitals hereof, sets forth the entire Agreement between the parties and supersedes all previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof. Terms and conditions inconsistent with, contrary to or in addition to the terms and conditions of this Agreement shall not be added to or incorporated into this Agreement, by subsequent Order or otherwise, and any such attempts to add or incorporate such terms and conditions are hereby rejected. The terms and conditions of this Agreement shall prevail and govern in the case of any such inconsistent or additional terms referenced or included in any other agreements or documentation related to this Agreement including without limitation any Gateway Business Product Limited Warranty and Terms and Conditions Agreement applicable to the Gateway products covered hereby. Any such terms and conditions that purport to modify this Agreement in any way may only be added or incorporated by a written modification of this Agreement that is signed by both parties.

19.      EMPLOYER SUPPORTED PROGRAMS

         The Parties shall use best commercial efforts to execute within 30 days of the execution of this agreement, based upon mutual agreement on terms and conditions, an employer supported program ("ESP") for Rent-Way employees. The ESP program gives Rent-Way the ability to provide personal computers and internet access to Rent-Way employees, and subsidize a portion or all of the cost.

IN WITNESS WHEREOF, THIS AGREEMENT HAS BEEN EXECUTED BY THE DULY AUTHORIZED REPRESENTATIVES OF THE RESPECTIVE PARTIES, AS OF THE DATE FIRST WRITTEN ABOVE.


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GATEWAY COMPANIES, INC.                      RENT-WAY INC.

By:    /s/ Shelley Tarcott                   By:    /s/ William S. Morgenstern
       ---------------------------                  --------------------------
Name:  Shelley Tarcott                       Name:  William S. Morgenstern
       ---------------------------                  --------------------------
Title: VP Sales                              Title: Chairman & CEO
       ---------------------------                  --------------------------
Date:  4/28/00                               Date:  4/28/00
       ---------------------------                  --------------------------




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                                    EXHIBIT A
            WARRANTY ON GATEWAY COMPUTER TECHNOLOGY AND CUSTOMER PCS

                                    Exhibit B
           Purchasing Requirements, Obligations and Warranty for Rent-
                      Way Stores and Corporate Requirements

1.       PURCHASING, ORDERING AND SHIPPING

         1.1 This Agreement with its terms and conditions applies to all purchase orders and other documents of purchase ("Orders") which Rent-Way may place with Gateway for the Gateway Computer Technology during the term of this Agreement.

         1.2 Rent-Way may order from Gateway by telephone, facsimile, mail or electronic mail. Acceptance by Gateway of the Order shall occur (a) when the Order is entered into Gateway's system, (b) when an Order number is provided to Rent-Way by facsimile or electronic mail, if requested by Rent-Way, or (c) when assembly of the Products commences, whichever occurs first.

         1.3 Delivery shall be FOB Destination as identified in the Order. Title and risk of loss shall pass from Gateway to Rent-Way at the delivery point.

         1.4 As an accommodation to Rent-Way and without Rent-Way's prior approval, Gateway may make product substitutions when the products ordered are unavailable, provided that the substituted products are of equal or greater functionality than those contained on the original Order and that Gateway notifies Rent-Way of such substitution at the time of delivery. Rent-Way may reject any such product substitutions within ten (10) days of delivery.

         1.5 Gateway reserves the right to discontinue any products at any time without notice to Rent-Way.

         1.6 Rent-Way shall pay all shipping costs for returned products, except in the case of shipments made in error by Gateway and rejections by Rent-Way of non conforming or damaged products or substitute products shipped by Gateway in accordance with paragraph 1.4.

2.       RESPONSIBILITIES OF RENT-WAY

         2.1 Orders submitted by Rent-Way pursuant to this Agreement shall include the following information:

                 a) A description of the products ordered, including any Gateway numerical/alphabetical part number or configuration identification, quantity, unit price and total price.

                 b) The location where the products are to be shipped or the services to be performed and the "Bill To" address.

                 c)      Rent-Way's Order number.

                 d) Rent-Way's Unique ID Code for Computer Technology is 00NAC10264.

         2.2 Rent-Way may initiate changes or additions to previously accepted Orders by submitting a modification of the Order to Gateway with appropriate reference to the original Order. Upon Gateway's written acceptance of the modification or addition, Gateway shall process the Order in accordance with the pricing terms and conditions of this Agreement.

         2.3 Rent-Way shall notify Gateway within ten (10) days of delivery of the products of any excess quantities delivered to Rent-Way.

         2.4 Rent-Way shall not, without prior written authorization from Gateway, re-sell, market, rent, lease, install or engage in the business of providing services for Gateway products in any way or through any channel, whether direct or indirect, wholesale or retail, including but not limited to any type of retail environment, including but not limited to any type of store, shop, physical premises or by direct mail advertising, newspaper advertising, electronic commerce or solicitation over the Internet, or any other manner.

3.       RESPONSIBILITIES OF GATEWAY

         3.1 With respect to ordering, shipping and billing, Gateway shall undertake the following responsibilities:

                 a) Ship the products listed on the Order complete unless otherwise instructed by Rent-Way in writing.

                 b) Ship the products to the destination specified in the Order in accordance with Rent-Way's specific routing instructions.

                 c)      Enclose one itemized packing list with each shipment.

                 d) Mark the Order number on subordinate documents and shipping papers and on all packages.

                 e) Submit invoices showing the Order number and send to the directed location for payment.

                 f)      Submit a separate invoice for each shipment or Order.

                 g) Subject to paragraph 12 of the Purchasing Agreement between Gateway and Rent-Way to which this document is an exhibit and the availability of the products, Gateway shall use commercially reasonable efforts to ship the products in accordance with the Order.

4.       PRICING

         4.1 Gateway agrees to furnish the products to Rent-Way at the prices that are set forth, and in the standard configurations listed, in Gateway's current standard Commercial Price List at the time of Order entry. The Commercial Price List is available upon request from Gateway or on its website at wwwgateway.com. Commercial Price List pricing does not include applicable discounts, taxes or charges for packing, hauling, storage and shipping or regional uplifts.

         4.2 Gateway is responsible for collecting all state taxes unless a valid exemption certificate is provided. If Gateway is required by law to pay, collect or withhold state or local sales and use tax, excise, value-added or similar taxes from Rent-Way, Gateway shall separately state the amounts, if any, in Gateway's invoice. Rent-Way shall pay the additional amounts to Gateway unless a valid exemption certificate has previously been filed with Gateway.

         4.3 Prices set forth in Gateway's Commercial Price List are subject to change without prior notice. Applicable pricing shall be the current pricing in effect at the time of Order entry, provided the Order has been accepted by Gateway in accordance with Section 1.2.

5.       WARRANTY AND SERVICES

         5.1 The Gateway Computer Technology products are covered under the warranty in effect at the time the products are delivered. Warranty support and services shall be provided in accordance with the current warranty, which will be included with the delivered products. The following warranty, including its terms and conditions, is currently in effect as of the date of this Agreement and is incorporated herein by this reference attached hereto as Exhibit A:

              Gateway (TM) Business Products Limited Warranty and Terms & Conditions Agreement (4/00).document #8506156

                                    Exhibit C
  Purchasing Requirements, Warrant and Support, Pricing and Configurations for
                                  Customer PCs

1.       PURCHASING, ORDERING AND SHIPPING

         1.1 This Exhibit with its terms and conditions applies to all purchase orders and other documents of purchase ("Orders") which Rent-Way may place with Gateway for the Customer PCs during the term of this Agreement.

         1.2 Rent-Way may order from Gateway by telephone, facsimile, mail or electronic mail. Acceptance by Gateway of the Order shall occur (a) when the Order is entered into Gateway's system, (b) when an Order number is provided to Rent-Way by facsimile or electronic mail, if requested by Rent-Way, or (c) when assembly of the products commences, whichever occurs first.

         1.3 Delivery shall be FOB Destination as identified in the Order. Title and risk of loss shall pass from Gateway to Rent-Way at the delivery point.

         1.4 As an accommodation to Rent-Way and without Rent-Way's prior approval, Gateway may make product substitutions when the products ordered are unavailable, provided that the substituted products are of equal or greater functionality than those contained on the original Order and that Gateway notifies Rent-Way of such substitution at the time of delivery. Rent-Way may reject any such product substitutions within ten (10) days of delivery.

         1.5 Gateway reserves the right to discontinue any products at any time without notice to Rent-Way.

         1.6 Rent-Way shall pay all shipping costs for returned products, except in the case of shipments made in error by Gateway and rejections by Rent-Way of damaged or non-conforming products or of substitute products shipped by Gateway in accordance with paragraph 1.4.

2.       RESPONSIBILITIES OF RENT-WAY

         2.1 Orders submitted by Rent-Way pursuant to this Agreement shall include the following information:

                 a) A description of the products ordered, including any Gateway numerical/alphabetical part number or configuration identification, quantity, unit price and total price.

                 b) The location where the products are to be shipped or the services to be performed and the "Bill To" address.

                 c)      Rent-Way's Order number.

                 d) Rent-Way's Unique ID Code for Customer PCs which is 00DVC10264.

         2.2 Rent-Way may initiate changes or additions to previously accepted Orders by submitting a modification of the Order to Gateway with appropriate reference to the original Order. Upon Gateway's written acceptance of the modification or addition, Gateway shall process the Order in accordance with the pricing terms and conditions of this Agreement.

         2.3 Rent-Way shall notify Gateway within ten (10) days of delivery of the products of any excess quantities delivered to Rent-Way.

         2.4 Other than as set out in this Agreement for Customer PCs, Rent-Way shall not, without prior written authorization from Gateway, re-sell, market, rent, lease, install or engage in the business of providing services for Gateway products in any way or through any channel, whether direct or indirect, wholesale or retail, including but not limited to any type of retail environment, including but not limited to any type of store, shop, physical premises or by direct mail advertising, newspaper advertising, electronic commerce or solicitation over the Internet, or any other manner.

 3.      RESPONSIBILITIES OF GATEWAY

         3.1 With respect to ordering, shipping and billing, Gateway shall undertake the following responsibilities:

                  a) Ship the products listed on the Order complete unless otherwise instructed by Rent-Way in writing.

                  b) Ship the products to the destination specified in the Order in accordance with Rent-Way's specific routing instructions.

                  c)     Enclose one itemized packing list with each shipment.

                  d) Mark the Order number on subordinate documents and shipping papers and on all packages.

                  e) Submit invoices showing the Order number and send to the directed location for payment.

                  h)     Submit a separate invoice for each shipment or Order.

                  i) Subject to paragraph 12 and the availability of the Customer PCs, Gateway shall use commercially reasonable efforts to ship the Customer PCs in accordance with the Order.

4.       PRICING

         4.1 Gateway agrees to furnish the Customer PCs at the following Configurations and Pricing as identified below:

                           Per System(see 4.2)   ISP(see 4.5)     Total

        Astro(l-9)         $859.00 each          $108.00        $ 967.00
        Astro(l0+)         $854.00 each          $108.00        $ 962.00
        GP6-500(l-9)       $950.00 each          $108.00        $1058.00
        GP6-500 (10+)      $945.00 each          $108.00        $1053.00

         Additional pricing and configurations will be agreed upon between the Parties and incorporated into the contract via amendment as they are identified.

         4.2 The pricing does not include taxes or charges for packing, hauling, storage and shipping or regional uplifts


         4.3 Gateway is responsible for collecting all state taxes unless a valid exemption certificate is provided. If Gateway is required by law to pay, collect or withhold state or local sales and use tax, excise, value-added or similar taxes from Rent-Way, Gateway shall separately state the amounts, if any, in Gateway's invoice. Rent-Way shall pay the additional amounts to Gateway unless a valid exemption certificate has previously been filed with Gateway.

         4.4 Prices set forth for Customer PCs are subject to change upon reasonable prior notice to and discussions with Rent-Way. Gateway shall institute price changes only following discussions with Rent-Way concerning the need for and scope of such changes. Applicable pricing shall be the current pricing in effect at the time of Order entry, provided the Order has been accepted by Gateway in accordance with Section 1.2. The Parties acknowledge that their relationship will only be successful if any products, including Customer PCs and, ISP service, remain at all times commercially reasonably priced and accompanied by commercially reasonable warranties and support.

         4.5 The Prices set forth for Customer PCs will include 12 months of prepaid ISP service.



5.       WARRANTY, SUPPORT, AND CUSTOMER SUPPORT OBLIGATIONS

         The Customer PC and all other products sold under the Agreement for sale or Lease to Rent-Way's customers are covered under the warranty in effect at the time the products are delivered. Warranty support and services shall be provided in accordance with the current warranty, which will be included with the delivered products.

         The following warranty, including its terms and conditions, is currently in effect as of the date of this Agreement and is incorporated herein by this reference attached hereto as Exhibit A:

Gateway(TM) Business Products Limited Warranty and Terms & Conditions Agreement (4/00) (documents #8506156 and #8505198).